SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934, as amended

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

VERTICAL COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

VERTICAL COMMUNICATIONS, INC.

Ten Canal Park, Suite 602

Cambridge, Massachusetts 02141

To the Stockholders of Vertical Communications, Inc.:

On March 3, 2008, our Board of Directors approved an amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of our common stock, par value $0.01 per share from 250,000,000 to 750,000,000. The amendment is described in more detail in the attached Information Statement.

On March 7, 2008, the holders of approximately 59.3% of our voting securities, voting as a single class on an as-converted basis, approved the amendment by written consent, to be effective 20 days from the date of the mailing of the attached Information Statement.

The Information Statement is being sent to you for informational purposes only. We are not asking for a proxy or vote on any of the matters described therein and you are requested not to send us a proxy. However, we encourage you to read the Information Statement carefully.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED IN THE INFORMATION STATEMENT.

Sincerely,

William Y. Tauscher
Chief Executive Officer and President

Cambridge, Massachusetts

March [            ], 2008

VERTICAL COMMUNICATIONS, INC.

Ten Canal Park, Suite 602

Cambridge, Massachusetts 02141

INFORMATION STATEMENT

AND

NOTICE OF ACTION TAKEN WITHOUT A MEETING

This Information Statement and Notice of Action Taken Without a Meeting is being furnished by the board of directors (the “Board”) of Vertical Communications, Inc. (the “Company”, “we”, “our” or “us”) to the holders of record of our common stock, $0.01 par value per share (the “Common Stock”), on March 5, 2008 (the “Record Date”) in connection with the approval by the written consent of the holders of approximately 59.3% of our voting securities (the “Approving Stockholders”) of an amendment (the “Amendment”) to our Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”), to increase the number of authorized shares of Common Stock.

The Amendment is described in more detail in this Information Statement.

Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”), any action that may be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under federal law, the Amendment may not be effected until at least 20 days after this Information Statement has first been sent to our stockholders, at which time we intend to file the Amendment with the Delaware Secretary of State.

The Board obtained the required approval for the Amendment by means of a written consent of stockholders, dated March 7, 2008 (the “Stockholders’ Written Consent”).

A meeting to approve the Amendment is therefore unnecessary, and our Board decided to forego the expense of having one.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUIRED NOT TO SEND US A PROXY

This Information Statement is first being mailed on or about March ___, 2008, to the holders of our outstanding Common Stock as of the Record Date.

ABOUT THE INFORMATION STATEMENT

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Company’s Common Stock.

The Company will only deliver one Information Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of this Information Statement and any future annual reports and information statements to any stockholder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and any future annual reports and information statements to any stockholder or stockholders sharing an address to which multiple copies are now delivered. You should direct any such requests to the following address:

Vertical Communications, Inc.

c/o Ken Clinebell, Chief Financial Officer

106 Cattlemen Road

Sarasota, Florida 34232

Phone: 941-554-5000

What is the purpose of the Information Statement?

This Information Statement is being furnished to you pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to notify the Company’s stockholders of record as of the close of business on the Record Date of the approval by written consent of the Amendment. The Approving Stockholders consented to the Amendment pursuant to the Stockholders’ Written Consent.

Who is entitled to notice?

Holders of record of the Common Stock on the close of business on the Record Date are entitled to notice of the approval of the Amendment. Under the DGCL, all the activities requiring stockholder approval may be taken by obtaining the written consent and approval of more than 50% of the holders of voting stock in lieu of a meeting of the stockholders. No action by the minority stockholders in connection with the Amendment is required.

What constitutes the voting shares of the Company?

The voting securities entitled to vote on the Amendment consists of the vote of the holders of a majority of our (1) Common Stock, each of whom is entitled to one vote per share, (2) Series D Convertible Preferred Stock (the “Series D Preferred Stock”) and (3) Series E Convertible Preferred Stock (the “Series E Preferred Stock”). Each holder of Series D Preferred Stock and Series E Preferred Stock is entitled to one vote per share of Series D Preferred Stock and/or Series E Preferred Stock on an as-converted basis. As of the Record Date, there were approximately 54 million shares of Common Stock issued and outstanding, 4,921 shares of our Series D Preferred Stock issued and outstanding (representing approximately 6 million voting shares), and 27,400 shares of our Series E Preferred Stock issued and outstanding (representing approximately 52 million voting shares).

What vote is required to approve the Amendment?

The affirmative vote of the holders of a majority of the shares of our voting securities outstanding on the Record Date was required for approval of the Amendment. Holders of our Series D Preferred Stock and Series E Preferred Stock are entitled to vote on an as-converted basis together with the holders of our Common Stock. The approval of such majority was obtained pursuant to the Stockholders’ Written Consent.

In addition, the Company must have the consent or affirmative vote of the holders of a majority of our Series D Preferred Stock and the holders of at least 30% of our Series E Preferred Stock. The approval of such holders was obtained pursuant to a Consent and Waiver Agreement, dated as of March 13, 2008.

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Company’s authorized capital stock consisted of (1) 250,000,000 shares of Common Stock, of which approximately 54 million shares were issued and outstanding, and (2) 30,000,000 shares of Preferred Stock, $1.00 par value per share, of which 4,921 shares of Series D Preferred Stock were issued and outstanding and 27,400 shares of Series E Preferred Stock were issued and outstanding. On the Record Date, the outstanding shares of Series D Preferred Stock were convertible into an aggregate of approximately 6 million shares of our Common Stock and the outstanding shares of Series E Preferred Stock were convertible into an aggregate of approximately 52 million shares of our Common Stock.

The total voting shares outstanding as of the Record Date (including all shares of Preferred Stock eligible to vote on an as-converted basis) was approximately 112 million shares. The Approving Stockholders caused a total of approximately 67 million voting shares to be voted in favor of the Amendment, representing approximately 59.3% of the voting securities of the Company. The voting shares consisted of an aggregate of (1) approximately 29 million shares of Common Stock, (2) approximately 4 million shares of Common Stock issuable upon conversion of the Series D Preferred Stock as of the Record Date and (3) approximately 34 million shares of Common Stock issuable upon conversion of the Series E Preferred Stock.

Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

In order to approve the Amendment, the Company was required to obtain the affirmative vote or consent of holders of a majority of our Series D Preferred Stock and holders of at least 30% of our Series E Preferred Stock. The holders of approximately 71.1% of the Series D Preferred Stock and 64.8% of the Series E Preferred Stock consented to the Amendment. The following stockholders (holding the indicated number of shares) voted in favor of the Amendment pursuant to the Stockholders’ Written Consent:

Holder	Number of Shares		Percentage
M/C Venture Partners V, LP	43,141,842	(1)	38.4%
M/C Venture Investors LLC	901,054	(2)	0.8%
Chestnut Venture Partners, L.P.	1,668,746	(3)	1.5%
Pathfinder Ventures LLC	20,000	(4)	0.02%
Pathfinder Ventures II, LLC	2,922,500	(5)	2.6%
Pathfinder Ventures III, LLC	1,509,787	(6)	1.3%
Pathfinder Ventures IV, LLC	13,679,245	(7)	12.2%
William Y. Tauscher	2,693,396	(8)	2.4%

Total	66,536,570		59.3%

(1)	Represents (a) 21,760,545 shares of Common Stock, (b) 3,575,637 shares of Common Stock issuable upon conversion of the Series D Preferred Stock and (c) 17,805,660 shares of Common Stock issuable upon conversion of the Series E Preferred Stock.

(2)	Represents (a) 502,038 shares of Common Stock, (b) 66,941 shares of Common Stock issuable upon conversion of the Series D Preferred Stock and (c) 332,075 shares of Common Stock issuable upon conversion of the Series E Preferred Stock.

(3)	Represents (a) 792,046 shares of Common Stock, (b) 146,511 shares of Common Stock issuable upon conversion of the Series D Preferred Stock and (c) 730,189 shares of Common Stock issuable upon conversion of the Series E Preferred Stock.

(4)	Represents 20,000 shares of Common Stock.

(5)	Represents 2,922,500 shares of Common Stock.

(6)	Represents (a) 878,272 shares of Common Stock and (b) 631,515 shares of Common Stock issuable upon conversion of the Series D Preferred Stock.

(7)	Represents 13,679,245 shares of Common Stock issuable upon conversion of the Series E Preferred Stock.

(8)	Represents 1,750,000 restricted shares of Common Stock subject to vesting contingencies and 943,396 shares of Common Stock issuable upon conversion of the Series E Preferred Stock.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons on the Record Date and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material. This Information Statement will serve as written notice to stockholders pursuant to the DGCL.

INTEREST OF CERTAIN PERSONS

M/C Venture Partners V, L.P., M/C Venture Investors, LLC and Chestnut Venture Partners, L.P. are collectively referred to in this Information Statement as “M/C Venture Partners.” Pathfinder Ventures, LLC, Pathfinder Ventures II, LLC, Pathfinder Ventures III, LLC and Pathfinder Ventures IV, LLC are collectively referred to herein as “Pathfinder Ventures.”

John W. Watkins and Matthew J. Rubins are members of our Board and are each principals of M/C Venture Partners. Mr. Watkins and Mr. Rubins have acted on behalf of M/C Venture Partners to vote the shares of our voting securities held by M/C Venture Partners to approve the Amendment. M/C Venture Partners is a holder of our Common Stock, the holder of a majority of our Series D Preferred Stock and holder of at least 30% of our Series E Preferred Stock.

R. Randy Stolworthy is a member of our Board and the principal of Pathfinder Ventures. Mr. Stolworthy has acted on behalf of Pathfinder Ventures to vote the shares of our voting securities held by Pathfinder Ventures to approve the Amendment. Pathfinder Ventures is a holder of our Common Stock, a holder of our Series D Preferred Stock and a holder of our Series E Preferred Stock.

William Y. Tauscher is our Chief Executive Officer, President and Chairman of the Board. He is a holder of our Series E Preferred Stock.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth information as of the Record Date, except as otherwise noted, with respect to the beneficial ownership of our Common Stock by:

•	each person known to own beneficially more than five percent of our outstanding Common Stock;

•	each of our directors;

•	each of our executive officers; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting and investment power with respect to the securities. Unless otherwise indicated below and except to the extent authority is shared by spouses under applicable law, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock used to calculate the percentage ownership of each listed person includes the shares of Common Stock underlying options, warrants and other convertible securities held by such persons that are exercisable within 60 days of the Record Date. Unless otherwise indicated, the address of each of our employees, officers and directors is c/o Vertical Communications, Inc., Ten Canal Park, Suite 602, Cambridge, Massachusetts 02141.

	Shares Beneficially Owned
	Number		Percent (1)
Named Directors and Executive Officers
William Y. Tauscher	5,871,344	(2)	10.0%
Richard N. Anderson	1,571,041	(3)	2.9%
Kenneth M. Clinebell	1,087,240	(4)	2.0%
Peter H. Bailey	2,674,834	(5)	4.7%
Scott K. Pickett	1,401,249	(6)	2.5%
Michael P. Downey	117,267	(7)	*
John W. Watkins	56,095,290	(8)	64.2%
Francis E. Girard	63,500	(9)	*
Matthew J. Rubins	56,095,290	(10)	64.2%
R. Randy Stolworthy	26,534,424	(11)	34.4%
All directors and executive officers as a group (10 persons)	95,416,191		80.7%

5% Stockholders
M/C Venture Partners 75 State Street, Suite 2500 Boston, MA 02109	56,095,290	(12)	64.2%
LG-Nortel Co., Ltd. GS tower 679 Yoksam-dong Kangnam-gu, Seoul, Korea	18,396,227	(13)	25.3%
Austin W. Marxe and David M. Greenhouse c/o Special Situations Funds 153 East 53rd Street New York, NY 10022	19,257,640	(14)	31.1%
Pathfinder Ventures 21 East 6th Street, Suite 706 Tempe, AZ 85281	26,529,108	(15)	34.4%

*	Less than 1%

(1)	The percentages reported in this column are based on 54,320,280 shares of Common Stock issued and outstanding as of the Record Date.

(2)	Consists of 1,750,000 restricted shares of Common Stock subject to vesting contingencies, 2,706,250 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the Record Date, 471,698 shares issuable upon exercise of warrants held and 943,396 shares issuable upon conversion of the Series E Preferred Stock.

(3)	Consists of 875,000 restricted shares of Common Stock subject to vesting contingencies and 696,041 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the Record Date.

(4)	Consists of 656,250 restricted shares of Common Stock subject to vesting contingencies and 430,990 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the Record Date.

(5)	Consists of 656,250 restricted shares of Common Stock subject to vesting contingencies, 603,490 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the Record Date, 471,698 shares issuable upon exercise of warrants held and 943,396 shares issuable upon conversion of the Series E Preferred Stock.

(6)	Consists of 656,250 restricted shares of Common Stock subject to vesting contingencies, 603,490 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the Record Date, 47,170 shares issuable upon exercise of warrants held and 94,340 shares issuable upon conversion of the Series E Preferred Stock.

(7)	Consists of 55,600 shares of Common Stock owned by Mr. Downey and 61,667 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

(8)	Consists of: (a) 21,760,545 shares of Common Stock owned, 9,799,339 shares issuable upon exercise of warrants held, 3,575,637 shares issuable upon conversion of the Series D Preferred Stock and 17,805,660 shares issuable upon conversion of the Series E Preferred Stock owned by M/C Venture Partners V, L.P., (b) 502,038 owned, 182,694 shares issuable upon exercise of warrants held, 66,941 shares issuable upon conversion of the Series D Preferred Stock and 332,075 shares issuable upon conversion of the Series E Preferred Stock owned by M/C Venture Investors, LLC, and (c) 792,046 shares of Common Stock owned, 401,614 shares issuable upon exercise of warrants held, 146,511 shares issuable upon conversion of the Series D Preferred Stock and 730,189 shares issuable upon conversion of the Series E Preferred Stock owned by Chestnut Venture Partners, L.P. Mr. Watkins is (1) a Manager of M/C VP V, LLC, the sole general partner of M/C Venture Partners V, L.P., (2) a Manager of M/C Venture Investors, LLC and (3) a General Partner of Chestnut Street Partners, Inc., the General Partner of Chestnut Venture Partners, L.P.

(9)	Consists of 9,333 shares of Common Stock owned by Mr. Girard and 54,167 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the Record Date.

(10)	Consists of: (a) 21,760,545 shares of Common Stock owned, 9,799,339 shares issuable upon exercise of warrants held, 3,575,637 shares issuable upon conversion of the Series D Preferred Stock and 17,805,660 shares issuable upon conversion of the Series E Preferred Stock owned by M/C Venture Partners V, L.P., (b) 502,038 owned, 182,694 shares issuable upon exercise of warrants held, 66,941 shares issuable upon conversion of the Series D Preferred Stock and 332,075 shares issuable upon conversion of the Series E Preferred Stock owned by M/C Venture Investors, LLC, and (c) 792,046 shares of Common Stock owned, 401,614 shares issuable upon exercise of warrants held, 146,511 shares issuable upon conversion of the Series D Preferred Stock and 730,189 shares issuable upon conversion of the Series E Preferred Stock owned by Chestnut Venture Partners, L.P. Mr. Rubins is (1) a Manager of M/C VP V, LLC, the sole general partner of M/C Venture Partners V, L.P., (2) a Manager of M/C Venture Investors, LLC and (3) a General Partner of Chestnut Street Partners, Inc., the General Partner of Chestnut Venture Partners, L.P.

(11)	Consists of (a) 878,272 shares of Common Stock owned, 157,954 shares issuable upon exercise of warrants held, and 631,515 shares issuable upon conversion of the Series D Preferred Stock owned by Pathfinder Ventures III, L.L.C., of which Mr. Stolworthy is a co-manager of the managing member, (b) 2,922,500 shares of Common Stock owned and 1,400,000 shares issuable upon exercise of warrants held by Pathfinder Ventures II, L.L.C., of which Mr. Stolworthy is a co-manager of the managing member, (c) 20,000 shares of Common Stock owned by Pathfinder Ventures, LLC, of which Mr. Stolworthy is the managing member, (d) 13,679,245 shares issuable upon conversion of the Series E Preferred Stock and 6,839,623 shares issuable upon exercise of warrants held by Pathfinder Ventures IV, L.L.C., of which Mr. Stolworthy is a co-manager of the managing member, (d) 5,266 shares of Common Stock owned by Mr. Stolworthy and (e) 50 shares of Common Stock owned by Mr. Stolworthy’s children.

(12)	Consists of the shares described in footnote 8 above.

(13)	Consists of 12,264,151 shares of Common Stock issuable upon conversion of the Series E Preferred Stock and 6,132,076 shares issuable upon exercise of warrants held.

(14)

Consists of (a) 6,454,166 shares of Common Stock owned, 329,182 shares issuable upon exercise of warrants held and 188,679 shares issuable upon conversion of the Series E Preferred Stock owned by Special Situations Fund III, L.P., (b) 2,049,228 shares of Common Stock owned, 479,228 shares issuable upon exercise of warrants held and 801,887 shares issuable upon conversion of the Series E Preferred Stock owned by Special Situations Cayman Fund, L.P., (c) 2,000,303 shares of Common Stock owned, 479,228 shares issuable upon exercise of warrants held and 801,887 shares issuable upon conversion of the Series E Preferred Stock owned by Special Situations Private Equity Fund, L.P., (d) 191,925 shares of Common Stock owned, 53,913 shares issuable upon exercise of warrants held and 94,340 shares issuable upon conversion of the Series E Preferred Stock owned by Special Situations Technology Fund, L.P, (e) 1,053,936 shares of Common Stock owned, 270,304 shares issuable upon exercise of warrants held and 471,698 shares issuable upon conversion of the Series E Preferred Stock owned by Special Situations Technology Fund II, L.P. and (f) 1,179,245 shares issuable upon exercise of warrants held and 2,358,491 shares issuable upon conversion of the Series E Preferred Stock owned by Special Situations Fund III, QP, L.P. MGP Advisors Limited is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. is the general partner of MGP Advisors Limited and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. SST Advisers, L.L.C. is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. MG Advisers, L.L.C. is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP Advisors Limited, SST Advisers, L.L.C., AWM Investment Company, Inc. and MG Advisers, L.L.C. and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

(15)	Consists of (a) 878,272 shares of Common Stock owned, 157,954 shares issuable upon exercise of warrants held, and 631,515 shares issuable upon conversion of the Series D Preferred Stock owned by Pathfinder Ventures III, L.L.C., (b) 2,922,500 shares of Common Stock owned and 1,400,000 shares issuable upon exercise of warrants held by Pathfinder Ventures II, L.L.C., (c) 20,000 shares of Common Stock owned by Pathfinder Ventures, LLC and (d) 13,679,245 shares issuable upon conversion of the Series E Preferred Stock and 6,839,623 shares issuable upon exercise of warrants held by Pathfinder Ventures IV, L.L.C.

AMENDMENT OF CERTIFICATE OF INCORPORATION

On March 3, 2008, our Board adopted a resolution approving the Amendment, subject to stockholder approval. On March 7, 2008, the Approving Stockholders, pursuant to the Stockholders’ Written Consent, approved the Amendment. Upon filing of the Amendment with the Secretary of State of Delaware, the number of authorized shares of Common Stock will be increased from 250,000,000 to 750,000,000. We will file the Amendment with the Secretary of State of Delaware 20 days after this Information Statement has first been sent to our stockholders and the Amendment will be effective upon filing.

Purpose of the Amendment

The Board determined that this increase in the number of authorized shares of Common Stock was necessary and in the best interest of the Company and its stockholders to provide the Company with available Common Stock to satisfy its obligations under its outstanding equity securities and for any other corporate purposes. In particular, the Board approved the amendment in connection with the following:

1.	On March 17, 2008 (the “Closing Date”), the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain investors (the “Initial Investors”) for (1) the issuance and sale of subordinated convertible promissory notes (each a “Note” and collectively the “Notes”), in the aggregate principal amount of $5,250,000 (the “March 2008 Financing”) and (2) upon the conversion of the Notes, the issuance of a to-be-established series of the Company’s preferred stock (the “Series F Preferred Stock”) and, if applicable, warrants to purchase shares of the Company’s Common Stock (the “Warrants”);

2.	Because the conversion price of the Series F Preferred Stock is lower than the current conversion price of the Series D Preferred Stock, the outstanding shares of Series D Preferred Stock and the warrants issued in connection with the Series D Preferred Stock (the “February 2006 Warrants”) automatically adjusted in accordance with their respective terms, which resulted in an increase in the number of shares of Common Stock issuable upon conversion or exercise of the Series D Preferred Stock and the February 2006 Warrants; and

3.	The Company adopted an amendment to its 2004 Equity Incentive Plan (the “Plan”) to increase the total number of shares of Common Stock that may be issued pursuant to awards granted under the Plan to 80,000,000 (the “Plan Amendment”).

Series F Preferred Stock and Warrants

On the Closing Date, the Company entered into the Securities Purchase Agreement with the Initial Investors for (1) the issuance and sale of the Notes in the aggregate principal amount of $5,250,000 and (2) upon the conversion of the Notes, the issuance of the Series F Preferred Stock and, if applicable, the Warrants.

The conversion of the Notes is contingent upon an investment by LG-Nortel Co., Ltd. (a “Qualifying Investment”) of at least $1,000,000 on or before May 16, 2008 (the “Outside Date”). If a Qualifying Investment is made on or before the Outside Date, (1) the Notes will automatically convert into shares of Series F Preferred Stock with the powers, designations, preferences and rights (the “Preferred Terms”) set forth in Exhibit B of the Notes (the “Section 5(a) Preferred Stock”) at a rate of one share of Section 5(a) Preferred Stock for each $1,000 of outstanding principal and accrued but unpaid interest under a Note (the “Conversion Rate”), rounded to the nearest whole share and (2) the Company will issue the Warrants with an exercise price per share of Common Stock of $0.01 for a number of shares equal to the original principal amount of the Note divided by the conversion price of the Series F Preferred Stock ($0.05), rounded up to the nearest whole share. The following are the material terms of the Section 5(a) Preferred Stock:

•

The Preferred Terms of the Section 5(a) Preferred Stock will be substantially similar to those of the Company’s Series E Convertible Preferred Stock, par value $1.00 per share (the “Series E Preferred Stock”);

•

The Section 5(a) Preferred Stock will be pari passu with the Series E Preferred Stock with respect to (1) the payment of dividends, (2) redemption and (3) rights upon liquidation, dissolution or winding up of the affairs of the Company and any sale of the Company, including, without limitation, a sale of all or substantially all of its assets, merger, stock purchase, self-tender, reorganization or another business transaction including, without limitation, any “Deemed Liquidation Event” (as defined in the Certificate of Incorporation) (a “Liquidation”); and

•

The original issue price of the Section 5(a) Preferred Stock will be $1,000 (the “Original Issue Price”) and the initial conversion price will be $0.05 per share, subject to further adjustment for, among other things, future dilutive issuances (the “Series F Conversion Price”).

The Warrants, which will only be issued in connection with a Qualifying Investment and automatic conversion of the Notes to Section 5(a) Preferred Stock, will have terms substantially similar to the Warrants issued pursuant to the Amended and Restated Securities Purchase Agreement, dated December 1, 2006. The warrants will have a term of exercise expiring ten years from the date the warrant is issued. The number of shares issuable upon exercise and the per share exercise price of the warrants will be subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification or merger or consolidation. Subject to limited exceptions, the number of shares of Common Stock for which the warrants will be exercisable will also be subject to adjustment in the case of an issuance of shares of Common Stock or securities exercisable for or convertible into Common Stock, at a per share price less than the exercise price of the warrant then in effect. In the event of such an issuance, the exercise price of the warrant will be reduced to equal the per share price of the newly issued securities. The warrants will be exercisable at any time prior to their expiration date by delivering the warrant certificates to the Company, together with a completed election to purchase and the full payment of the exercise price or by means of a “net exercise” feature under which the Company does not receive any cash, but rather, the number of shares issued upon exercise is net of the number of shares withheld by the Company in lieu of payment of the exercise price. This net exercise right will be generally limited to times when the Company is not in compliance with its obligations relating to the registration of the shares of Common Stock underlying the warrants for resale under the Company’s registration rights agreement with respect to those shares The exercise price of the Warrants is $0.01 per share and the number of shares of Common Stock for which each warrant will be exercisable is equal to the original principal amount of the Note divided by the Series F Conversion Price. On the Closing Date, the Warrants were exercisable for 105,000,000 shares of Common Stock.

If no Qualifying Investment is made on or before the Outside Date, the Notes will automatically convert into shares of Series F Preferred Stock with the Preferred Terms set forth in Exhibit C of the Notes (the “Section 5(b) Preferred Stock”) at the Conversion Rate. The following is a description of the material terms of the Section 5(b) Preferred Stock:

•	Except as set forth below, the Preferred Terms of the Section 5(b) Preferred Stock will be substantially similar to those of the Company’s Series E Preferred Stock;

•

The Section 5(b) Preferred Stock will rank senior to all other classes or series of capital stock of the Company with respect to (1) the payment of dividends, (2) redemption and (3) rights upon a Liquidation;

•	The Section 5(b) Preferred Stock will accrue a cash dividend per share of 12% of the Original Issue Price (the “Section 5(b) Series F Accruing Dividends”);

•

In connection with (1) any redemption of the shares of the Section 5(b) Preferred Stock and (2) any Liquidation, the holders of the Section 5(b) Preferred Stock will be entitled to receive, in preference to all other holders of the Company’s capital stock, an amount equal to three times the Original Issue Price plus all declared and unpaid dividends and all Section 5(b) Series F Accruing Dividends (the “Liquidation Payment”);

•

After payment of the Liquidation Payment, the Section 5(b) Preferred Stock will participate with the holders of the Common Stock (on an as-converted basis) in connection with any distributions on account of any Liquidation; and

•	The Section 5(b) Preferred Stock will be issued at the Original Issue Price and have the Series F Conversion Price.

On the Closing Date, the aggregate principal amount of the Notes was convertible into an aggregate of 5,250 shares of Series F Preferred Stock. The Series F Preferred Stock was convertible into an aggregate of 105,000,000 shares of our Common Stock.

Dilution

Upon conversion of the Series F Preferred Stock that are issued upon conversion of the Notes and, if applicable, exercise of the Warrants issued in the March 2008 Financing, the Company’s Common Stockholders will experience substantial dilution to their respective ownership interests in the Company. Prior to the March 2008 Financing, the Company had approximately 54 million shares of its Common Stock issued and outstanding. Assuming full issuance of all shares of the Company’s Common Stock underlying options, warrants and shares of preferred stock, the Company would have had approximately 167 million shares of Common Stock outstanding.

After the March 2008 Financing, assuming the occurrence of a Qualifying Investment and full issuance of all shares of the Company’s Common Stock underlying options, warrants and shares of preferred stock, the Company would have approximately 491 million shares of its Common Stock outstanding. This amount includes, without limitation, 133 million shares of Common Stock issuable upon conversion of the Series F Preferred Stock, 133 million shares of Common Stock issuable upon exercise of the Warrants, and approximately 7 million additional shares of Common Stock to be issued upon conversion of the Company’s Series D Convertible Preferred Stock (the “Series D Preferred Stock”) and the warrants (the “February 2006 Warrants”) issued in connection with the sale of the Series D Preferred Stock on February 9, 2006. The additional shares would be issued pursuant to certain anti-dilution provisions contained in the Certificate of Designations, Preferences and Rights for the Series D Preferred Stock (the “Series D Certificate of Designation”) and the February 2006 Warrants.

Under the terms of the Series D Certificate of Designation and the February 2006 Warrants, the Series D Preferred Stock and February 2006 Warrants are subject to adjustment for certain issuances of the Company’s securities, which includes the March 2008 Financing. The adjustment to the Series D Certificate of Designation resulting from the March 2008 Financing is a reduction in the conversion price of the Series D Preferred Stock from the current conversion price of $0.79 per share to $0.42 per share. Prior to the March 2008 Financing, the outstanding Series D Preferred Stock was convertible into an aggregate of approximately 6 million shares of the Company’s Common Stock. As a result of the March 2008 Financing, the outstanding Series D Preferred Stock will be convertible into an aggregate of approximately 12 million shares of the Company’s Common Stock, an increase of approximately 6 million shares. The adjustment to the February 2006 Warrants is an increase in the number of shares for which the February 2006 Warrants are exercisable. Prior to the March 2008 Financing, the outstanding February 2006 Warrants were exercisable for an aggregate of approximately 1 million shares of the Company’s Common Stock. As a result of the March 2008 Financing, the outstanding February 2006 Warrants are exercisable for an aggregate of approximately 2 million shares of the Company’s Common Stock, an increase of approximately 1 million shares.

A material relationship exists between certain of the Initial Investors and the Company. M/C Venture Partners V, L.P. and its affiliates (collectively, “M/C Ventures”) is a holder of our Common Stock, Series D Preferred Stock, Series E Preferred Stock and warrants to purchase our Common Stock. In addition, Matthew Rubins and John Watkins are principals of M/C Ventures and directors of our Company. Pathfinder Ventures IV, L.L.C. and its affiliates (collectively, “Pathfinder”) is also a holder of our Common Stock, Series D Preferred Stock, Series E Preferred Stock and warrants to purchase shares of our Common Stock. In addition, R. Randy Stolworthy is the principal of Pathfinder and a director of our Company. William Y. Tauscher, the Company’s Chief Executive Officer, President and Chairman of the Board, owns shares of the Company’s Series E Convertible Preferred Stock.

Prior to the March 2008 Financing, assuming full issuance of all shares of the Company’s Common Stock underlying options, warrants and shares of preferred stock, M/C Ventures owned approximately 33.7% of the Company’s Common Stock, Pathfinder owned approximately 15.9% of the Company’s Common Stock, and Mr. Tauscher owned approximately 3.5% of the Company’s Common Stock.

As a result of the March 2008 Financing, assuming (1) occurrence of a Qualifying Investment, (2) no exercise of a special right of first refusal held by the Initial Investors under the Securities Purchase Agreement, (3) no participation by the Rights Offerees, and (4) full issuance of all shares of the Company’s Common Stock underlying options, warrants and shares of preferred stock, M/C Ventures now owns approximately 32.6% of the Company’s Common Stock, Pathfinder now owns approximately 19.8% of the Company’s Common Stock and Mr. Tauscher now owns approximately 9.3% of the Company’s Common Stock.

The total voting shares outstanding (including all shares of Preferred Stock eligible to vote on an as-converted basis) prior to the March 2008 Financing was approximately 112 million, consisting of (1) approximately 54 million shares of Common Stock, (2) 4,921 shares of Series D Preferred Stock (representing approximately 6 million voting shares), and (3) 27,400 shares of Series E Preferred Stock (representing approximately 52 million voting shares).

As a result of the March 2008 Financing and upon conversion of the Notes, the total voting shares outstanding will be approximately 251 million, consisting of (1) approximately 54 million shares of Common Stock, (2) 4,921 shares of Series D Preferred Stock (representing approximately 12 million voting shares), (3) 27,400 shares of Series E Preferred Stock (representing approximately 52 million voting shares) and (4) 5,250 shares of Series F Preferred Stock (representing 133,000,000 voting shares).

Prior to the March 2008 Financing, M/C Ventures owned approximately 40.7% of the Company’s voting securities, Pathfinder owned approximately 16.2% of the Company’s voting securities and Mr. Tauscher owned approximately 2.4% of the Company’s voting securities. The Initial Investors held approximately 59.3% of the Company’s voting securities.

As a result of the March 2008 Financing and upon conversion of the Notes, M/C Ventures now owns approximately 39.5% of the Company’s Voting securities, Pathfinder now owns approximately 21.4% of the Company’s voting securities and Mr. Tauscher now owns approximately 9.0% of the Company’s voting securities. The Initial Investors now hold approximately 70.0% of the Company’s voting securities.

Plan Amendment

On March 13, 2008 the Company amended the Plan to increase in the number of shares of Common Stock issuable pursuant to awards under the Plan from 24,584,167 to 80,000,000 shares. The Plan Amendment was approved by the Board at a special meeting on March 3, 2008.

Dissenters’ Rights

The holders of the Company’s Common Stock are not entitled to dissenters’ rights in connection with the increase in the number of authorized shares of Common Stock. Furthermore, the Company does not intend to independently provide those stockholders with any such rights.

ADDITIONAL INFORMATION

PLEASE READ THIS ENTIRE DOCUMENT. Further information is available by request or can be accessed on the Internet. We are subject to the informational requirements of the Exchange Act, and in accordance therewith, file annual and quarterly reports, proxy and information statements and other disclaimers with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room, located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the public reference room. Our SEC filings are also available to the public via: (1) commercial document retrieval services; (2) the SEC’s Web site, www.sec.gov; and (3) the Company’s Web site, www.vertical.com. A copy of any public filing is also available, at no charge, by contacting Kenneth M. Clinebell at (941) 554-5000.

By Order of the Board of Directors,

William Y. Tauscher
Chief Executive Officer

Cambridge, Massachusetts
March ___, 2008

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

VERTICAL COMMUNICATIONS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and,

DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Vertical Communications, Inc.

SECOND: At a meeting of the Board of Directors of the Corporation held on March 3, 2008, resolutions were adopted approving the amendment of Article IV of the Certificate of Incorporation of the Corporation to read, in its entirety, as follows:

“ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 750,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 30,000,000 shares of Preferred Stock, $1.00 par value per share (“Preferred Stock”).”

THIRD. The amendment to Article IV of the Certificate of Incorporation of the Corporation was submitted to the stockholders of the Corporation and, by written consent dated March 7, 2008, the holders of a majority of the issued and outstanding shares of capital stock entitled to vote thereon acting pursuant to the provisions of Section 228 of the DGCL, adopted, approved and ratified such amendment to Article IV of the Certificate of Incorporation of the Corporation.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FIFTH: That the Board has not determined to abandon such proposed amendment in accordance with the authority granted to it by the resolutions adopted above and the DGCL.

IN WITNESS WHEREOF, VERTICAL COMMUNICATIONS, INC. has caused this Certificate of Amendment to Certificate of Incorporation to be executed by a duly authorized officer this 13th day of March 2008.

VERTICAL COMMUNICATIONS, INC.

By:
Kenneth M. Clinebell, Chief Financial Officer and Secretary